Exhibit 99.1

MATERIAL SCIENCES CORPORATION

ANNOUNCES FIRST QUARTER FISCAL 2006 RESULTS

ELK GROVE VILLAGE, IL, August 17, 2005 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for electronic, acoustical and coated metal applications, today reported results for its first quarter ended May 31, 2005.

Higher Sales, Lower Expenses Boost Profitability

Net sales for the three months ended May 31, 2005 were $73.8 million, a 4.7 percent increase from $70.5 million for the same period last year. Most of the improvement came from stronger sales to the automotive market. This more than offset the effects of closing the Middletown, Ohio facility in July 2004, which reduced sales during the first quarter of fiscal 2006 by $2.9 million.

Gross profit, at $15.3 million, was flat between the first quarter of fiscal 2006 and the comparable quarter of last year. On a percentage basis, gross margin declined to 20.7 percent of net sales versus 21.7 percent a year ago, primarily due to a lower margin product mix, higher energy costs, and quality issues on a new product, which the company has since addressed.

Selling, general and administrative expenses, at $10.2 million, were down $0.5 million between the first quarter of fiscal 2006 and the comparable quarter of a year ago. The quarter ended May 31, 2005 reflected $0.3 million for investments in ongoing compliance work related to the Sarbanes-Oxley Act of 2002, more than offset by lower personnel and incentive earnings costs.

Restructuring charges related to the most recent quarter were $0.3 million compared with the prior-year’s charges of $1.7 million, which were related to closing the company’s Middletown, Ohio coil coating facility in July 2004. The first quarter of fiscal 2005 also included a charge of $4.2 million related to a prepayment penalty for redeeming the company’s senior notes. Net income for the first quarter of fiscal 2006 grew to $2.7 million, or 19 cents per diluted share, compared with a net loss of $1.5 million, equal to 10 cents per diluted share, for the same period last year.

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Quarterly Improvements Reflect New Business Model

Chief Executive Officer Ronald L. Stewart said, “Last year we really began focusing on our two core businesses: the proprietary Quiet Steel product line, and coil coating. We took steps to improve our operations, leverage our technological advantage, strengthen operating earnings, and set the stage for the future. The results we reported for this period indicate some initial success from this focus.”

Engineered Materials and Solutions Group (EMS)

Sales of electronic, acoustical and coated metal products reached $73.4 million, a 4.6 percent improvement from $70.2 million for last year’s first quarter. The increase came from higher shipments of Quiet Steel for automotive body panels, as well as new programs for Chevrolet, Ford, Dodge and Pontiac vehicles.

Sales of acoustical materials were $36.8 million in the first quarter of fiscal 2006, a 28.8% increase from $28.5 million in the same quarter last year. “The biggest contributor here was an 80 percent increase in body panel laminate sales, resulting from new products and an increase in volume from a number of existing applications,” Stewart said. “This was somewhat offset by a decrease in aftermarket brakes, because last year’s quarter included the very successful introduction of a new stainless steel brake shim.”

Coated metal sales in the most recent quarter were off 5.8 percent to $34.2 million from $36.3 million a year ago. The decrease resulted from lower electrogalvanizing revenues, a decline in sales to the consumer and industrial markets caused by closing the Middletown facility, and MSC’s decision not to renew the contract for a low-margin product in the building products area. The decrease was offset in part by a revenue increase in the gas tank product line, as the company changed to a package model from a toll processing approach.

Sales of electronic material-based solutions for the three months ended May 31, 2005 were $2.5 million, down 53.7 percent compared with $5.4 million for the prior year. The decline resulted from the previously announced shift of the company’s supply model for the hard disk drive market to a toll processing program; as a result the cost of metal is no longer reflected in the sale price.

Electronic Materials and Devices Group (EMD)

EMD revenues in the first quarter of fiscal 2006 were $0.4 million versus $0.3 million for the same period last year. Its operating loss for the three months ended May 31, 2005 was $1.3 million compared with $1.4 million for the same period last year.

On June 20, MSC announced that most of the assets of this business had been sold to TouchSensor Technologies, in exchange for being released from current and future obligations to that company, and the assumption of certain contractual obligations for EMD. As of the second quarter, EMD will be recorded as a discontinued operation.

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“During fiscal 2005 we began looking for a strategic alternative for this business, which we determined was not a good fit with our core operations, and are pleased to have concluded the transaction with TouchSensor,” said Stewart.

Challenges, Opportunities in Fiscal 2006

“This year holds a number of challenges, including increased competition for Quiet Steel and our decorative laminate products, higher costs related to energy and compliance with Sarbanes-Oxley, and a lower margin product mix. We have many strategies to address these issues, such as introducing a record number of Quiet Steel programs, entering new markets, and creating an Applications Research Center – which will give us a competitive edge in serving all our customers. As a result, we expect sales and earnings will continue to show improvements this year,” Stewart concluded.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and achieve the benefits it expects from these actions, net of estimated severance-related costs; impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; the company’s ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under them; competitive factors (including changes in industry capacity); changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America and Europe; proceeds and potential impact from the possible sale or idling of facilities or other assets; increases in the prices of raw and other material inputs used by the company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the company’s significant customers; facility utilization and product mix at the Walbridge, Ohio facility; realization of the tax credit carryforward generated from the sale of Pinole Point Steel

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and other net operating loss carryforwards; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the company’s past and present manufacturing operations, including any risks, costs and penalties arising out of an enforcement action by the Illinois EPA and Illinois Attorney General related to the company’s Elk Grove Village facility and the Lake Calumet Cluster Site; the successful shift of the company’s supply model for the disk drive market to a toll processing program; and other factors, risks and uncertainties identified in Part II, Item 7 of the company’s Annual Report on Form 10-K for the year ended February 28, 2005, filed with the Securities and Exchange Commission on July 8, 2005.

MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Additional information about Material Sciences is available at www.matsci.com

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MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

	Three Months Ended May 31,
	2005	2004
Net Sales	$73,823	$70,487
Cost of Sales	58,532	55,222

Gross Profit	15,291	15,265
Selling, General and Administrative Expenses	10,205	10,678
Restructuring Expenses	338	1,667

Income from Operations	4,748	2,920

Other (Income) and Expense:
Interest Expense, Net	16	581
Equity in Results of Joint Ventures	(53)	(37)
Loss on Early Retirement of Debt	—	4,205

Total Other (Income) Expense, Net	(37)	4,749

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	4,785	(1,829)
Provision (Benefit) for Income Taxes	2,029	(392)

Income (Loss) from Continuing Operations	2,756	(1,437)
Discontinued Operations:
Loss on Discontinued Operations - Pinole Point Steel (Net of Benefit for Income Taxes of $11 and $11, Respectively)	(17)	(20)

Net Income (Loss)	$2,739	$(1,457)

Basic Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.19	$(0.10)
Loss on Discontinued Operations - Pinole Point Steel	—	—

Basic Net Income (Loss) Per Share	$0.19	$(0.10)

Diluted Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.19	$(0.10)
Loss on Discontinued Operations - Pinole Point Steel	—	—

Diluted Net Income (Loss) Per Share	$0.19	$(0.10)

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	14,625	14,196
Dilutive Shares	49	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,674	14,196

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	May 31, 2005	February 28, 2005
Assets
Current Assets:
Cash and Cash Equivalents	$1,125	$1,774
Receivables, Less Reserves of $5,699 and $5,945, Respectively	37,534	39,713
Income Taxes Receivable	134	134
Prepaid Expenses	2,437	1,211
Inventories	50,458	41,541
Deferred Income Taxes	2,784	2,727

Total Current Assets	94,472	87,100

Property, Plant and Equipment	225,370	224,388
Accumulated Depreciation and Amortization	(152,700)	(149,828)

Net Property, Plant and Equipment	72,670	74,560

Other Assets:
Investment in Joint Ventures	1,808	1,694
Goodwill	1,319	1,319
Deferred Income Taxes	3,016	4,842
Other	849	1,058

Total Other Assets	6,992	8,913

Total Assets	$174,134	$170,573

Liabilities
Current Liabilities:
Accounts Payable	$31,948	$25,938
Accrued Payroll Related Expenses	5,811	10,355
Accrued Expenses	6,046	5,753
Income Taxes Payable	134	—
Current Liabilities of Discontinued Operation, Net - Pinole Point Steel	394	366

Total Current Liabilities	44,333	42,412

Long-Term Liabilities:
Long-Term Debt	—	1,100
Other	9,363	9,473

Total Long-Term Liabilities	9,363	10,573

Shareowners’ Equity
Preferred Stock	—	—
Common Stock	377	377
Additional Paid-In Capital	77,541	77,402
Treasury Stock at Cost	(46,528)	(46,528)
Retained Earnings	87,012	84,273
Accumulated Other Comprehensive Income	2,036	2,064

Total Shareowners’ Equity	120,438	117,588

Total Liabilities and Shareowners’ Equity	$174,134	$170,573

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended May 31,
	2005	2004
Cash Flows From:
Operating Activities:
Net Income (Loss)	$2,739	$(1,457)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	2,962	3,016
Provision (Benefit) for Deferred Income Taxes	1,752	(489)
Compensatory Effect of Stock Plans	68	10
Other, Net	(36)	82
Changes in Assets and Liabilities:
Receivables	2,110	(3,159)
Income Taxes Receivable	—	1
Prepaid Expenses	(1,230)	(1,409)
Inventories	(9,024)	(342)
Accounts Payable	6,034	96
Accrued Expenses	(4,211)	(3,501)
Income Taxes Payable	134	—
Liabilities of Discontinued Operations, Net – Pinole Point Steel	28	(20)
Other, Net	140	(97)

Net Cash Provided by (Used in) Operating Activities	1,466	(7,269)

Investing Activities:
Capital Expenditures	(1,250)	(1,047)
Proceeds from Restricted Cash and Cancellation of Letters of Credit	—	3,357
Other	—	(7)

Net Cash Provided by (Used in) Investing Activities	(1,250)	2,303

Financing Activities:
Payments of Debt	(9,000)	(43,944)
Proceeds under Line of Credit	7,900	19,318
Issuance of Common Stock	71	410

Net Cash Used in Financing Activities	(1,029)	(24,216)

Effect of Exchange Rate Changes on Cash	164	—

Net Decrease in Cash	(649)	(29,182)
Cash and Cash Equivalents at Beginning of Period	1,774	33,483

Cash and Cash Equivalents at End of Period	$1,125	$4,301